Exhibit 99.1

Three-Five Systems, Inc. Announces Change to Date of Final Liquidating Payment

PHOENIX, Ariz., February 10, 2010 — Three-Five Systems, Inc. (Other OTC: TFSIQ.PK) (the “Company”) announced today that the final liquidating distribution to certain of its stockholders that was scheduled to occur on February 9, 2010 has been delayed in order to allow the Depository Trust Company (“DTC”) additional time it requires to prepare for the final payment.  While final confirmation from DTC has not yet been received, the Company anticipates the distribution to be concluded by February 19, 2010.

The distribution will be made in accordance with the terms of the Amended Joint Plan of Reorganization of the Company that was confirmed by the United States Bankruptcy Court (the “Plan”) on August 30, 2006.  The Company announced the final liquidating distribution on December 29, 2009.  Except for the payment date, there have been no changes in the terms or conditions associated with the distribution, including the amount payable to stockholders.

About Three-Five Systems, Inc.

The Company previously conducted the business of providing specialized electronics manufacturing services to original equipment manufacturers (OEMs).  The Company has ceased conducting business operations.  Its only activities consist of liquidating its assets and preparing for dissolution pursuant to the Plan.  “Three-Five Systems” and “TFS-DI” are trademarks of the Company.  All other trademarks used herein are the property of their respective owners.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the Company intends that such forward-looking statements be subject to the safe-harbor created thereby.  Such forward-looking statements include the expectation that the Company will make the liquidating distribution within the time period indicated herein.  The Company cautions that all forward-looking statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.  Such factors include: (a) unanticipated expenses or claims relating to the liquidation of the Company’s assets or the liquidating distribution; (b) delays by parties other than the Company, including the Company’s transfer agent, paying agent, the Pink OTC Markets Inc. quotation service or the SEC; and (c) other unanticipated risks and uncertainties affecting the actions described herein.

Inquiries concerning this press release can be made by contacting the Company’s counsel at 602-264-9224.